Exhibit 99.1

CONTACTS:

Investors:
Paul Goldberg
Vice President - Investor Relations
(212) 922-1640

Media:
Adrian Sakowicz
Director of Communications
(630) 743-5039

DOVER ACCOUNCES NEW SEGMENT STRUCTURE AND
EXECUTIVE APPOINTMENTS

New Segment Structure Focused on Driving Growth

Downers Grove, IL, March 5, 2014 - Dover (NYSE: DOV) today announced that the company has realigned its businesses into a new segment structure organized around its key end-markets to better focus on growth strategies. The new structure will also provide increased opportunities to leverage its scale and capitalize on productivity initiatives. Supporting this new structure, the company also announced, effective immediately, the promotions of C. Anderson (Andy) Fincher and William (Bill) Johnson. Mr. Fincher and Mr. Johnson have been named President & CEO of the Engineered Systems and President & CEO of the Refrigeration & Food Equipment segments, respectively.

The four segments are as follows:

Dover Energy is a leading provider of customer driven solutions and services for safe and efficient production and processing of fuels worldwide, and has a strong presence in the bearings and compression components markets. Under the new structure, the Energy segment had 2013 full-year revenue of approximately $1.9 billion. Soma Somasundaram will continue to serve as President and CEO of the Energy segment.

Dover Engineered Systems is focused on the design, manufacture and service of critical equipment and components serving the printing & identification, transportation, waste handling and industrial end-markets. Under the new structure, Engineered Systems had 2013 full-year revenue of approximately $2.5 billion. Andy Fincher, formerly EVP of Engineered Systems, has been appointed President and CEO of the Engineered Systems segment.

Dover Fluids is focused on the safe handling of critical fluids across the oil & gas, retail fueling, chemical, hygienic and industrial end-markets. Under the new structure, this segment had 2013 full-year revenue of approximately $1.2 billion. William (Bill) Spurgeon has been named President and CEO of Fluids.

Dover Refrigeration & Food Equipment is the leading provider of innovative and energy efficient equipment and systems serving the commercial refrigeration and food service industries. Under the new structure, this segment had 2013 full-year revenue of approximately $1.9 billion. Bill Johnson, formerly President of Hillphoenix, has been appointed President and CEO of Refrigeration & Food Equipment.

Commenting on this announcement, Robert A. Livingston, Dover’s President and Chief Executive Officer, said, “I am pleased to announce our new segment structure which will better enable us to focus on our key markets and leverage our scale, while we continue our emphasis on geographic market expansion, innovation and exceptional customer service.”

Mr. Livingston added, “I am also happy to see the benefits of our talent development program with the promotions of Andy Fincher and Bill Johnson. Both executives have developed long track records of accomplishment at Dover and are proven leaders. Their continued focus on serving customers and driving productivity has enabled them to build strong and profitable businesses throughout their careers. I’m confident that both Andy and Bill will excel in their new positions.”

The realignment will be reflected in Dover’s quarterly and full-year 2014 financial results. Going forward, Dover will provide customary segment data, including revenue and bookings data, as well as market commentary, on the new segment basis.

About William (Bill) Johnson
Mr. Johnson, 50, joined Dover in August 2006 as Executive Vice President at Hillphoenix with responsibility for the Case and Refrigeration Systems divisions. A year later he became President of Dover’s Triton Systems business. In August 2008 he returned to Hillphoenix where he became President. Prior to joining Hillphoenix, Bill was President and CEO of Graham Corporation, a leading designer and manufacturer of vacuum and heat transfer equipment for energy markets and process industries worldwide. Mr. Johnson earned his Bachelor of Science degree in ceramic engineering from Alfred University and his MBA from Rollins College. He also served as an officer in the United States Navy from 1985 to 1990 as a nuclear engineer for submarines.

About C. Anderson (Andy) Fincher
Mr. Fincher, 43, joined Dover in 1994 as part of The Heil Company, where he held several positions of leadership in the areas of international business development, marketing, sales and operations. He was then named President of Heil Trailer in 2005. In May 2009 Andy was appointed Executive Vice President of Dover Industrial Products. Prior to his recent promotion, Andy had held the position of Executive Vice President of Dover Engineered Systems since November 2011. Mr. Fincher holds a Bachelor of Science degree in mechanical engineering from Tennessee Technological University and an Executive MBA degree from University of Tennessee.

About Dover:
Dover is a diversified global manufacturer with annual revenues of $8 billion. We deliver innovative equipment and components, specialty systems and support services through four major operating segments: Energy, Engineered Systems, Fluids, and Refrigeration & Food Equipment. Dover combines global scale with operational agility to lead the markets we serve.  Recognized for our entrepreneurial approach for nearly 60 years, our team of 25,000 employees takes an ownership mindset, collaborating with customers to redefine what’s possible.  Headquartered in Downers Grove, Illinois, Dover trades on the New York Stock Exchange under “DOV.” Additional information is available at www.dovercorporation.com.

Non-GAAP Information:
The following Investor Supplement tables contain historical financial information presented under Dover’s new segment structure, as discussed within this release. These segment level disclosures are considered “Non-GAAP” financial information until such time that the new segment reporting structure is included within a periodic filing with the Securities and Exchange Commission. Management believes this non-GAAP financial information is useful to investors to better understand historical trends under the revised segment structure, which the company will be reporting under in its Form 10-Q for the quarter ending March 31, 2014.

Dover makes information available to the public, orally and in writing, which may use "forward-looking statements" under the Private Securities Litigation Reform Act of 1995 that concern future events and the performance of Dover. Dover refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of risks and uncertainties that could cause its actual results to differ materially from its current expectations and from the forward-looking statements contained in this press release. Dover undertakes no obligation to update any forward-looking statement.